Exhibit (d)(5)

SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT (the “Agreement”) is made as of July __, 2006, between FIFTH THIRD ASSET MANAGEMENT, INC., an Ohio corporation that is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Subadviser”), and GPS Investment Advisors, Inc. D/B/A SBA INVESTMENT ADVISERS, a Michigan corporation that is registered as investment adviser under the Investment Advisers Act of 1940, as amended (the “Adviser”).

RECITALS:

A.

Ambassador Funds, a Delaware statutory trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and has registered shares of beneficial interest in its series known as the “Michigan Investment Trust, Government Money Market Series” (the “Government Money Market Fund”) under the Securities Act of 1933 amended (“1933 Act”).

B.

The Trust has retained the Adviser to render investment advisory and portfolio management services to the Government Money Market Fund pursuant to an Advisory Agreement, dated as of July __, 2006 (the “Management Agreement”).

C.

The Adviser desires at this time to retain subadvisers to render investment advisory and portfolio management services for the Government Money Market Fund, and the Subadviser is willing to provide such services.

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.

Appointment.  The Adviser hereby appoints the Subadviser, and the Subadviser accepts the appointment, to manage the investment and reinvestment of the assets of the Government Money Market Fund for the period and on the terms set forth herein.

2.

Delivery of Documents . The Adviser has furnished Subadviser with copies of each of the following

(a)

the Trust’s Agreement and Declaration of Trust, as amended;

(b)

the Trust’s Bylaws;

(c)

the resolutions of the Trust’s Board of Trustees authorizing the appointment of Subadviser and approving this Agreement;

(d)

the most recent Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A pursuant to which the Trust has registered the shares of the Government Money Market Fund under the 1933 Act, including the Prospectus and the Statement of Additional Information relating to the Government Money Market Fund (which are collectively referred to herein as the “Prospectus”); and

(e)

the Trust’s Notification of Registration under the 1940 Act as filed with the SEC.

The Adviser will furnish Subadviser from time to time with copies of all amendments of or supplements to the foregoing.

3.

Management.  The Subadviser will:  (i) manage the investment and reinvestment of a portion of the Government Money Market Fund’s assets in accordance with the applicable investment objectives, policies and limitations set forth in the Government Money Market Fund’s Prospectus; (ii) be subject to the supervision of the Adviser and the Trust’s Board of Trustees; (iii) place orders for the purchase or sale of securities for the Government Money Market Fund’s account with brokers or dealers selected by the Subadviser; and (iv) provide compliance monitoring with respect to Rule 2a-7 of the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended.  The Subadviser is authorized as the agent of the Government Money Market Fund to give instructions to the Custodian of the Government Money Market Fund as to the deliveries of securities and payments of cash for the account of the Government Money Market Fund.  The Subadviser shall have access to such reports and records of the Government Money Market Fund it deems necessary to perform it services hereunder.

Except as specifically stated in this Section 3, the Subadviser shall not be responsible for providing (i) compliance monitoring, reporting or testing; (ii) record maintenance or preparation; or (iii) accounting, tax or other services to the Government Money Market Fund.

In connection with the selection of brokers or dealers and the placing of orders, the Subadviser will seek for the Government Money Market Fund best execution of orders.  The Subadviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise solely by reason of its having caused the Government Money Market Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determined in good faith that the charges are reasonable in view of any research or other services provided to the Subadviser by such broker or dealer.

4.

Compensation of the Subadviser.  For the services to be provided by the Subadviser hereunder, the Adviser will pay, or cause the Government Money Market Fund to pay on its behalf, to the Subadviser at the end of each calendar month, an investment advisory and management fee, computed daily and payable monthly, at an annual rate of 0.10% of the average net assets of the Government Money Market Fund that are allocated to the Subadviser for management.  For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate prorating on the basis of the number of days that the Agreement is in effect during the month and year, respectively.  The services of the Subadviser under this Agreement are not to be deemed exclusive, and the Subadviser shall be free to render similar services or other services to others.

5.

Calculation of Net Asset Value.  The Subadviser shall assist the Adviser in calculating the market value of all portfolio securities held on behalf of the Government Money Market Fund as of 4:00 p.m., Eastern Time, on each day that the New York Stock Exchange and the Federal Reserve Bank of Chicago are open for business, and as of such other time or times as the Adviser may determine in accordance with the provisions of the 1940 Act and the policies and procedures established from time to time by the Board of Trustees of the Trust.  On each day when net asset value is not calculated, the net asset value of a share of any class of the Government Money Market Fund’s shares shall be deemed to be the net asset value of such a share as of the last day on which such calculation was made for the purpose of the foregoing computations.

6.

Limitation on Subadviser Liability.  The Subadviser shall not be liable for any error of judgment or of law or for any loss suffered by the Government Money Market Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Subadviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7.

Duration and Termination.  This Agreement shall become effective with respect to the Government Money Market Fund immediately upon its approval by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust in accordance with Rule 15a-4(b)(1)) under the 1940 Act, and the shareholders of the Government Money Market Fund, and shall remain in full force, unless sooner terminated as hereinafter provided.

This Agreement shall automatically terminate in the event of its assignment or in the event that the Management Agreement is terminated for any reason.  In addition, this Agreement may be terminated at any time with respect to the Government Money Market Fund without the payment of any penalty by the Adviser or by the Subadviser on not less than sixty (60) days’ prior written notice by one party to the other party.  The Trust may effect termination with respect to the Government Money Market Fund, without payment of any penalty, by action of the Board of Trustees or by vote of majority of the outstanding voting securities of the Government Money Market Fund on sixty (60) days’ written notice to the Adviser and the Subadviser.

This Agreement may be terminated with respect to the Government Money Market Fund, without prior written notice and without the payment of any penalty, by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Government Money Market Fund or by the Adviser, in the event that it shall have been established by a court of competent jurisdiction that the Subadviser or any officer or director of the Subadviser has taken any action which results in a breach of the covenants of the Subadviser set forth herein.  The terms “assignment”, “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.  Termination of this Agreement shall not affect the right of the Subadviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination.

8.

Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

9.

Notices.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

10.

Governing Law.  This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan.

11.

Amendment.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed on behalf of each of the parties.

12.

Entire Agreement.  This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Adviser and the Subadviser have caused this Agreement to be executed as of the day and year first above written.

SBA INVESTMENT ADVISERS, INC.

By______________________________________

Title: ___________________________________

FIFTH THIRD ASSET MANAGEMENT, INC.

By______________________________________

Title: ___________________________________

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